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                                                                Exhibit 10.31


                        RETIREMENT BENEFIT AGREEMENT


      This Agreement made this 1st day of January, 1998 by and between Angelica Corporation, a Missouri corporation (hereinafter called "Company") and Don W. Hubble (hereinafter called "Executive").

      WHEREAS, the Executive is employed as Chairman, Chief Executive Officer and President of Angelica Corporation; and

      WHEREAS, the Company is desirous of providing certain retirement benefits to Executive that are in keeping with his position and duties at the Company.

      NOW THEREFORE, it is agreed as follows:

1. In consideration of Executive's commencement of employment with the Company, and for his performance and observance of his covenants and agreements contained herein:

      (a) The Company will pay Executive for his lifetime, an annual retirement benefit (the "Annual Benefit") equal to $15,000 multiplied by the number of full calendar years the Executive is employed by the Company, less the amount actually payable (on an actuarially equivalent basis if appropriate) to Executive by the Company or its affiliates then or hereafter under any other retirement benefit plan or contract in accordance with the terms hereof. For purposes of this Agreement, it is understood and agreed that the Angelica Corporation Pension Plan (the "Pension Plan") and the Angelica Corporation Supplemental Plan are retirement benefit plans contemplated by this Section 1(a).

      (b) Such Annual Benefit shall be paid in equal monthly installments commencing the first day of the month coincident with or immediately following Executive's retirement on or after his sixty-fifth (65th) birthday.

      (c) If the Executive is married on the date of his retirement from the Company, instead of the Annual Benefit for his lifetime, the Company shall pay to the Executive a Contingent Annual Benefit which shall be equal to the Annual Benefit reduced by the same actuarially determined contingent annuitant factor as is used to calculate the 100% contingent annuitant benefit in the Pension Plan. In the event the Pension Plan, or a comparable plan offering a 100% contingent beneficiary option is not in effect on the date of retirement, the Contingent Annual Benefit will be calculated using the actuarial contingent annuitant factor used for a 100% contingent annuitant benefit in the Pension Plan on January 1, 1998. The Contingent Annual Benefit shall be payable in equal monthly installments during the lifetime of the Executive, starting at age 65. Upon the death of the Executive, the Company will continue to pay the Contingent Annual Benefit to Executive's surviving spouse during the surviving spouse's lifetime, provided the Executive and the surviving spouse were married for at least 12 months prior to the Executive's date of retirement. Notwithstanding anything to the contrary herein, Executive may elect not to receive his benefit under this Agreement in the form of a Contingent Annual Benefit, in which case the Company shall pay the Annual Benefit to the Executive for his lifetime, with no benefit paid to the surviving spouse. In the event of Executive's death prior to initiation of payment of any benefits hereunder, the Company will pay to Executive's surviving spouse, provided the Executive and the surviving spouse were married for at least 12 months prior to the death of the Executive, for her lifetime, a Contingent Annual Benefit, calculated as set out herein, commencing


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            on the first day of the month coincident with or immediately following Executive's sixty-fifth (65th) birthday.

      (d) The election to receive an Annual Benefit must be in writing on such form or forms as the Compensation Committee of the Board of Directors of the Company shall require and must be made within 90 days following the date of retirement. The election to waive the Contingent Annual Benefit shall be void and of no effect unless (a) the Executive's spouse consents in writing to the election, the spouse's consent acknowledges the effect of such election to waive the Contingent Annual Benefit, and the spouse's consent is witnessed by an officer of the Company or a notary public, or (b) it is established to the satisfaction of the Board of Directors that the spouse's consent cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as the are established by the Secretary of the Treasury for similar situations relative to plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA").

      (e) With the consent of the Board of Directors of the Company, Executive may begin to receive payments at any time after he has reached age 60 (provided he is no longer employed by the Company), but in any such case the Annual Benefit (or Contingent Annual Benefit if appropriate) will be discounted by three percent (3%) for each full year that the Executive's age is less than 65.

2. In the event Executive becomes totally and presumably permanently disabled while still employed by the Company, Executive shall be entitled to receive, upon reaching age 65, the Annual Benefit, or Contingent Annual Benefit, as appropriate, that he would have received had he continued to be actively and continuously employed by the Company until attaining age 65. In the event the Executive dies after becoming disabled, but before he starts to receive Annual Benefits or Contingent Annual Benefits, the Executive's spouse shall receive the contingent Annual Benefit as set out in Section 1(d) above, calculated as if the Executive had been actively employed through the date of death.

      For the purposes hereunder, Executive shall be considered to be totally and presumably permanently disabled if he is unable to perform the duties of his position because of a physical or mental impairment which can be expected to result in death or to be a long continued or indefinite duration, as conclusively determined by a competent doctor selected by the Executive and approved by the Company, who shall certify the results of his examination to the Company. The Company may require Employee, if he has not reached age 65, to be re-examined from time to time, not more frequently than once each calendar year, to determine whether the Executive has recovered from
disability.   For purposes of this Agreement, it is understood and agreed that Executive shall be determined to be totally and permanently disabled if he is determined to be so by the Company's long term disability carrier or by the Social Security Administration.

      If the Executive recovers from disability prior to age 65, and the Executive is reemployed by the Company, Executive shall be treated, for purposes of this Agreement, as if he had been continuously and actively employed by the Company during the period of disability. If the Executive recovers from disability prior to age 65 and is not reemployed by the Company, Executive shall be treated for purposes of this Agreement, as if he had been continuously and actively employed during the period of disability, such employment terminating upon recovery from disability.


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3.    It is agreed that for a period of two years following the termination of
Executive's employment with the Company, Executive shall not, without prior written approval of the Board, become an officer, employee, agent partner or director of any business enterprise in substantial direct competition with the Company. For purposes of this Section 3, a business enterprise with which the Executive becomes associated as an officer, employee, agent partner or director shall be considered in substantial direct competition if such entity competes with the Company in any business in which the company is engaged and is within the Company's market area as of the date the Employment Period expires. The above constraint shall not prevent the Executive from making passive investments, not to exceed five percent (5%), in any enterprise.

      If the Board of Directors of the Company determines that Employee has (or may have) violated the agreements set out in this Section 3, (i) all payments to Executive, or to Executive's surviving spouse, under this Agreement shall immediately cease and (ii) the company and Executive recognizing that Executive's employment with the company has been, by virtue of Executive's abilities, knowledge and training, unique and extraordinary, in the event of Executive's breach of the provision of the Agreement, company shall be entitled to injunctive or equitable relief in addition to all other remedies available to it, since its remedy at law would be inadequate. Such board shall not make such a determination without first having offered Executive an opportunity to be heard concerning the alleged default.

4. If within one year from the effective date of this Agreement, the Executive dies by suicide (as determined by the Company's Life Insurance carrier) then no payment at all shall be payable under this Agreement to a surviving spouse. Further, if within two years from the effective date of this Agreement the Executive dies and the Company's life insurance carrier rescinds, modifies or denies claim of any life policy issued by it in conjunction with the Company's death benefit, based on material misrepresentation in the application for any such life insurance by Executive, then the Contingent Annual Benefits hereunder will immediately cease.

5. In the event the Company shall elect to purchase a life insurance contract or contracts on the life of the Executive, the Company shall at all times be the sole and complete owner of such life insurance contract or contracts and the sole beneficiary thereof, and shall have the full and unrestricted right to use or exercise all values, privileges and options available thereunder as it may desire, without the knowledge or consent of any other person or persons, it being expressly understood and agreed that notwithstanding any of the terms, provisions or conditions of this Agreement, neither the Executive nor any other person, persons, executors or administrators shall have the right, title or interest whatsoever in or to any such life insurance contract or contracts.

6. Neither the Executive, Executive's surviving spouse or any other person claiming through or under him shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be non-assignable; and in the event of any attempted assignment or other disposition, the Company shall have no further liability hereunder.

7. This agreement shall be binding on and inure to the benefit of any successor of the Company, including but not limited to, any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise acquires all or substantially all of the assets or business of the Company.

8. Company agrees to reimburse Employee for any attorneys fees or cost of collection incurred to enforce payment under the terms of this Agreement.


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9.    If the Executive's employment is terminated for Cause (as such term is defined in the Employment Agreement dated Dec. 12, 1997, by and between Executive and the Company (the "Employment Agreement") this Agreement shall terminate without further obligations to the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement at St. Louis, Missouri, on the date first above written.

                                       ANGELICA CORPORATION
                                       ("Company")

                                       by: /s/ Leslie F. Loewe
                                          ------------------------------------


                                       DON W. HUBBLE
                                       ("Executive")



                                       /s/ Don W. Hubble
                                       ---------------------------------------